Exhibit 10.5

TPG Aviator, L.P.

c/o TPG Global, LLC

301 Commerce St, Suite 3300

Fort Worth, Texas 76102

June 19, 2013

AV Homes, Inc.

8601 N. Scottsdale Rd. Ste. 225

Scottsdale, Arizona 85253

Attention: Dave Gomez

Re: Letter Agreement by and between AV Homes, Inc. and TPG Aviator, L.P. (the “Letter Agreement”)

RECITALS

A. AV Homes, Inc., a Delaware corporation (the “Company”), and TPG Aviator, L.P., a Delaware limited partnership (“TPG”, and together with the Company, the “Parties”) are currently contemplating entering into that certain Securities Purchase Agreement (as it may be amended, restated, or otherwise modified from time to time, and together with all exhibits, schedules, and other attachments thereto) (the “Purchase Agreement”), pursuant to, and subject to the terms and conditions of which, the Company would sell, and TPG would purchase, two million, five hundred fifty seven thousand, four hundred seventy four (2,557,474) shares of Common Stock (as defined therein) of the Company and six hundred sixty five thousand, seven hundred fifty four and three tenths (665,754.3) shares of Series A Preferred Stock (as defined therein) of the Company.

B. (i) The Company has certain net operating losses and certain other tax attributes (collectively, the “NOLs”) for United States federal income tax purposes; (ii) the Company desires to avoid an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and thereby preserve the Company’s ability to utilize such NOLs; and (iii) in furtherance of such objectives, the Company and Computershare Shareowner Services LLC, as rights agent (the “Rights Agent”) entered into that certain Rights Agreement (as in effect from time to time, the “Rights Agreement”), dated as of June 19, 2013. The capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement, as applicable.

In order to induce TPG to enter into the Purchase Agreement, the Company hereby represents and warrants to TPG that the Company’s Board of Directors has made an irrevocable determination that, and the Company agrees that:

1.

TPG and all Affiliates and Associates of TPG are Exempt Persons under the Rights Agreement; provided that this Section 1 shall cease to apply to TPG at such time after the date hereof as (i) TPG, together with all Affiliates and Associates of TPG, becomes the Beneficial Owners of additional Common Shares representing one-half of one percent (0.5%) or more of the Common Shares then outstanding, other than as a result of

(a)	a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally,

(b)	an acquisition directly from the Company,

(c)	an acquisition in which TPG or any of its Affiliates or Associates is acting as an underwriter, dealer or initial purchaser for resale in a public distribution,

(d)

an acquisition in which TPG or any of its Affiliates is purchasing additional Common Shares in order to restore the aggregate Beneficial Ownership (as defined in the Rights Agreement)[1] percentage interest of TPG and its Affiliates of the Company’s outstanding Common Shares to no more than the level of such percentage interest immediately after the closing under the Purchase Agreement,

(e)

an acquisition following the acquisition of Common Shares by one or more acquiring Persons (other than TPG or any of its Affiliates), which earlier acquisition triggered an “ownership change” of the Company for purposes of Section 382, or

(f)

an acquisition that will not cause any increase in the excess, if any, of (A) the percentage of the stock of the Company owned by all shareholders that Beneficially Own at least 5% of the outstanding Common Stock (“5-Percent Shareholders”) in the aggregate as of the acquisition date (determined immediately before and immediately after the acquisition), over (B) the lowest percentage of stock of the Company (or any predecessor corporation) owned in the aggregate by all such shareholders at any time during the three-year period ending on the acquisition date, all determined in accordance with Section 382; or

(ii) any other Person who is the Beneficial Owner of Common Shares (but not a 5-Percent Shareholder) becomes an Affiliate or Associate of TPG.

[1]

For the avoidance of doubt, the Rights Agreement defines (i) Beneficial Ownership with respect to a Person (including TPG or any of its Affiliates or Associates) to include the ownership of any securities if such Person or any of such Person’s Affiliates or Associates has the right to acquire such securities (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise, subject to certain limitations provided in the Rights Agreement and (ii) the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, to mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially under the Rights Agreement.

2.

A Person that acquires Beneficial Ownership of Common Shares and/or Series A Preferred Stock from TPG (or from a direct or indirect transferee of TPG that is an Exempt Person) and all Affiliates and Associates of such Person will be Exempt Persons under the Rights Agreement if:

(a)	such Person, alone or together with its Affiliates and Associates, acquires all of the outstanding Common Shares in a transaction or series of related transactions,

(b)

immediately prior to acquiring Beneficial Ownership of Common Shares and/or Series A Preferred Stock from TPG (or from a direct or indirect transferee of TPG that is an Exempt Person), (i) neither such Person nor any of its Affiliates or Associates is an Acquiring Person and (ii) such Person, together with its Affiliates and Associates, Beneficially Owns at least 5% of the outstanding Common Shares,

(c)

immediately prior to acquiring Beneficial Ownership of Common Shares and/or Series A Preferred Stock from TPG (or from a direct or indirect transferee of TPG that is an Exempt Person), neither such Person nor any of its Affiliates or Associates Beneficially Owns any Common Shares,

(d)

such acquisition follows the acquisition of Common Shares by one or more acquiring Persons (other than TPG or any of its Affiliates), which earlier acquisition triggered an “ownership change” of the Company for purposes of Section 382, or

(e)

such acquisition will not otherwise cause any increase in the excess, if any, of (A) the percentage of the stock of the Company owned by all 5-Percent Shareholders in the aggregate as of the acquisition date (determined immediately before and immediately after the acquisition), over (B) the lowest percentage of stock of the Company (or any predecessor corporation) owned in the aggregate by all such shareholders at any time during the three-year period ending on the acquisition date, all determined in accordance with Section 382;

provided that clauses (b), (c) and (e) shall cease to apply to any Person at such time after the relevant acquisition of Beneficial Ownership of Common Shares from TPG (or from a direct or indirect transferee of TPG that is an Exempt Person) as (i) such Person, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of additional Common Shares representing one-half of one percent (0.5%) or more of the Common Shares then outstanding, other than as a result of (A) a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, (B) an acquisition directly from the Company, (C) an acquisition in which such Person or any of its Affiliates or Associates is acting as an underwriter, dealer or initial purchaser for resale in a public distribution, (D) an acquisition following the acquisition of Common Shares by one or more acquiring Persons (other than such Person making the subsequent acquisition of Common Shares or any of its Affiliates), which earlier acquisition triggered a “ownership change” of the Company for purposes of Section 382, or (E) an acquisition that will not cause any increase in the excess, if any, of (1) the percentage of the stock of the Company owned by all 5-Percent Shareholders in the aggregate as of the acquisition date (determined immediately before and immediately after the acquisition), over (2) the lowest percentage of stock of the Company (or any predecessor corporation) owned in the aggregate by all such shareholders at any time during the three-year period ending on the acquisition date, all determined in accordance with Section

382 or (ii) any other Person who is the Beneficial Owner of Common Shares (but not a 5-Percent Shareholder) becomes an Affiliate or Associate of such Person after the date such Person acquires Beneficial Ownership of Common Shares from TPG (or from a direct or indirect transferee of TPG that is an Exempt Person).

3.

For purposes of the Rights Agreement, a portfolio company of TPG or any of its Affiliated Funds (as defined in the Purchase Agreement) will not be deemed to be an Affiliate or Associate of TPG or any of its Affiliated Funds unless (i) TPG or one of its Affiliated Funds exercises control over such portfolio company’s actions with respect to its ownership, if any, of Common Shares, including, without limitation, any investment decisions with respect to such Common Shares, or (ii) attribution is required pursuant to Section 382, and an employee of a portfolio company of TPG or any of its Affiliated Funds will not be deemed to be an Affiliate or Associate of TPG or any of its Affiliated Funds.

4.

If (i) a Person acquires Beneficial Ownership of Common Shares from TPG (or from a direct or indirect transferee of TPG) or (ii) TPG or any of its Affiliates or Associates acquire Beneficial Ownership of additional Common Shares from any Person, then the Board of Directors will conclude that such Person, TPG, such Affiliate or such Associate, as the case may be, will be an Exempt Person with respect to such acquisition, in each case, if such acquisition will not materially increase the risk that the Company will not be able to make use of its Federal income tax attributes.

5.

Notwithstanding anything to the contrary in the Rights Agreement or this Letter Agreement, TPG and any other holder of Series A Preferred Stock shall be entitled to receive Rights under the Rights Agreement and any rights under any future rights or similar agreements entered into by the Company, in each case, with respect to any Series A Preferred Stock, or other capital stock of the Company owned by TPG on the same basis as if every Series A Preferred Stock or other capital stock had been converted into or exchanged for Common Shares prior to the issuance of such Rights or rights.

6.

Notwithstanding anything to the contrary in the Rights Agreement, this Letter Agreement or the Stockholders Agreement (as defined in the Purchase Agreement), the Company shall, upon the closing under the Purchase Agreement, cause the Board of Directors to irrevocably delegate to the Finance Committee of the Board of Directors the power and authority to administer and enforce, and to take any other action with respect to, the Rights Agreement on behalf of the Company and to waive any rights or obligations thereunder; provided, that, so long as TPG has the right pursuant to the Stockholders Agreement to designate at least two TPG Nominated Directors (as defined in the Stockholders Agreement) to serve on the Finance Committee, the Finance Committee may not take any action with respect to the Rights Agreement absent the affirmative approval of at least one TPG Nominated Director.

7.

For the avoidance of doubt, the issuance of the Rights pursuant to the Rights Agreement shall not result in any adjustment to the Conversion Ratio under Section 6(f) of the Certificate of Designation of the Series A Preferred Stock.

This Letter Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and any reference to a Party shall also be a reference to the successors and permitted assigns thereof. Nothing herein, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies whatsoever under or by reason of this Letter Agreement.

This Letter Agreement and any claim relating to this Letter Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without reference to its choice of law rules. This Letter Agreement may be amended or supplemented in any and all respects only by written agreement of the Parties.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Letter Agreement or the terms hereof to produce or account for more than one of such counterparts. Signatures delivered by facsimile or as email attachments shall be as effective as originals.

Very truly yours,

TPG AVIATOR, L.P.

By:	TPG Advisors VI, Inc.,
its general partner

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President & Secretary

We acknowledge our agreement to the terms of this Letter Agreement.

AV HOMES, INC.

AV Homes, Inc.

By:	/s/ Roger A. Cregg
Name:	Roger Cregg
Title:	President & Chief Executive Officer